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Sixth Amendment to Pooled Patents Agreement

This Sixth Amendment to the Pooled Patents Agreement (the “Sixth Amendment”), effective as of the date of execution by both parties (the “Sixth Amendment Effective Date”), is made by and between Illumina, Inc., a Delaware corporation having a place of business at 5200 Illumina Way, San Diego, CA 92122 (“Illumina”) and Sequenom, Inc., a Delaware corporation, having a place of business at 3595 John Hopkins Court, San Diego CA 92121 (“Sequenom”). Sequenom and Illumina may be referred to herein as “Party” or “Parties.”

WHEREAS, the Parties entered into the Pooled Patents Agreement, dated December 2, 2014, as amended via the First Amendment dated April 21, 2016, Second Amendment dated April 17, 2017, Third Amendment dated August 28, 2017, Fourth Amendment dated March 15, 2018, and Fifth Amendment dated April 12, 2019 (“Agreement”);

WHEREAS, the Parties also desire to amend the Agreement to modify the Test Fees effective as of the Sixth Amendment Effective Date; and

WHEREAS, for good and valuable consideration, the Parties agree to amend the Agreement as follows:

1.Section 3.2(c)(i) is deleted in its entirety and replaced with:

Except as expressly stated otherwise in this Agreement (including in Section 3.2(c)(ii) (Exceptions to Amount of Test Fee), Section 2.8(e) (Third Parties in Litigation with Illumina), Section 2.8(f) (Non-Illumina Platforms) and Section 2.9(c) (Settlement with Existing Sequenom Litigants)), each Illumina Party or Sequenom Party shall enter into written agreements with Persons it grants rights, licenses, or authorizations as an Authorized Labs such that the Authorized Lab is obligated to pay Test Fees on a quarterly basis, and Sequenom Parties and Illumina Parties shall be obligated to pay Test Fees on a quarterly basis. On a semiannual basis, the amount of Test Fee payable by each Authorized Lab for Licensed NIPT Tests shall be established to be no lower than the Test Fee amount on Schedule 1 corresponding to the annualized volume of Licensed NIPT LDT Tests that Authorized Lab performed (a) in the first two quarters of a calendar year to determine the amount of Test Fees that shall be payable by an Authorized Lab for Licensed NIPT LDT Tests performed in the remainder of the calendar year, and (b) in the second two quarters of a calendar year to determine the amount of Test Fees that shall be payable by an Authorized Lab for Licensed NIPT LDT Tests performed in the first two quarters of the following calendar year. Any new Authorized Lab receiving the right to perform Licensed NIPT LDT Tests shall pay Test Fees for Licensed NIPT LDT Tests that are no lower than the amount of Test Fee on Schedule 1 that corresponds to the good faith estimate of the volume that Authorized Lab will achieve at the end of the first complete half-year period (either the first two quarters or second two quarters of a calendar year, as the case may be) until after the end of such first complete half-year period, at which point the Authorized Lab will begin paying Test Fees based on the actual volume reported during the first full half-year period (and each

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preceding half-year period thereafter). For the avoidance of doubt, notwithstanding the minimum amounts payable in accordance with the first sentence of this Section 3.2(c), the full amount of all Test Fees collected by Illumina and Sequenom from Authorized Labs shall be shared between the Parties as set forth in Section 3.2(d) (Sharing of Test Fee Amounts.)

Notwithstanding the foregoing schedule, the Parties acknowledge that Illumina has entered into agreements with Authorized Labs reflecting the annual Test Fee calculations pursuant to the terms of the Agreement prior to the Fifth Amendment. Illumina will not be required to amend those existing agreements or alter its obligations with respect to those Authorized Labs under those existing agreements, but Illumina will in good faith attempt to amend those agreements to match the updated Test Fee calculation schedule set forth above on a going-forward basis when Illumina otherwise amends or renews such agreements.

2.Section 3.4(a) is deleted in its entirety and replaced with:

Not later than forty five (45) calendar days after the last day of each calendar quarter, Sequenom and Illumina each shall provide the other with a written Test Fee and Royalty Report (each a “Test Fee and Royalty Report”), detailing separately for Japan and the rest of the world other than Japan (i) the names of all Third Party Authorized Labs for which that Party is obligated to collect Test Fees, (ii) the degree of compliance by each such Third Party Authorized Lab with its payment obligations under the applicable agreement therewith, (iii) the aggregate number of Licensed NIPT LDT Tests performed by all such Authorized Labs, including by Sequenom Parties and Illumina Parties, during that period, (iv) the aggregate amount of Test Fees collected by such Party during that period, including for its own Licensed NIPT LDT Test and those of its applicable Affiliates, (v) the amount of the Test Fees collected by the reporting Party that is owed to the other Party during that period based on the sharing obligations set forth in Section 3.2(d) (Sharing of Test Fees), (vi) in the case of Illumina, the aggregate Net IVD Sales and the Royalties owed to Sequenom based on the Net IVD Sales, and the corresponding net sales and Royalties owed to Sequenom based on sales of NIPT Components as provided for in Section 3.3(g)(iii)(B) above, (vii) all other consideration received by such Party during that period that is subject to sharing hereunder and the amount thereof owing to the other Party hereunder, (viii) in the case of Illumina, all amounts paid by Illumina to CUHK during such period pursuant to the CUHK Licenses (including all amounts paid or payable to CUHK after termination of such CUHK Licenses, pursuant to the terms of any such CUHK License), including as set forth in this Agreement in Section 3.2(d)(ii) and 3.3(e), (ix) a reasonably detailed report on any anomalous activity during the period, such as a Third Party’s licensee’s refusal to pay an owed amount or any other material exception to the expected performance by such Authorized Lab in relation to this Agreement, (x) the Patent Cost incurred by that Party, (xi) in the case of Illumina, all amounts creditable in accordance with Section 3.1, and (xii) based on the foregoing (i) through (xi), the net amount owed to the other Party for that period before taking into consideration the other Party’s

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Test Fee and Royalty Report for the same period. Each Party shall provide its quarterly Test Fee and Royalty Report in a Microsoft excel-compatible spreadsheet (electronic and hard copy), or in another mutually acceptable spreadsheet format. In the event that a University Licensor of Illumina under any Pooled Patent requires in its University License additional reporting relating to sales of NIPT LDT Tests, which reporting is not set forth in this Agreement, upon Illumina’s request therefor, Sequenom shall include in its Test Fee and Royalty Report such additional reporting.

3.Schedule 1 is deleted in its entirety and replaced with the attached new Schedule 1. For clarity, Schedule 1A and 1B remain unchanged.

Except as expressly modified herein, the Agreement shall remain in full force and effect in accordance with its terms. All capitalized terms not defined in this Sixth Amendment shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the Parties have signed this Sixth Amendment as of the dates indicated below.

ILLUMINA		SEQUENOM
By:	/s/ John Leite	By:	/s/ Michael F. Minahan
Name:	John Leite	Name:	Michael F. Minahan
Title:	VP, Business Development	Title:	SVP & General Manager
Date:	5/7/2020	Date:	5/8/2020

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Schedule 1

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